Exhibit 5(d)

                   Amendment to Investment Advisory Agreement

December 12, 1997

Duff & Phelps Investment Management Co.
55 East Monroe Street
Chicago, Illinois 60603

Ladies and Gentlemen:

         Please be advised that effective upon the effective date of the post effective amendment making it effective, the Core Equity Portfolio of Phoenix Duff & Phelps Institutional Mutual Funds shall be included among the "Existing Series" specified in paragraph 1 of and subject to the Investment Advisory Agreement by and between Duff & Phelps Investment Management Co. and Phoenix Duff & Phelps Institutional Mutual Funds dated July 19, 1996.


         In addition, paragraph 8(a) is amended to include the Core Equity Portfolio as follows:

Portfolio                     First $1 billion           Excess over $1 billion
---------                     ----------------           ----------------------

Core Equity Portfolio         0.50%                      0.50%


         Kindly acknowledge your agreement with the foregoing by signing in the space provided below.



                                Very truly yours,

                                Phoenix Duff & Phelps Institutional Mutual Funds



                                By: /s/ Philip R. McLoughlin
                                Philip R. McLoughlin

                                President



Agreed and Consented to

Duff & Phelps Investment Management Co.



By:  /s/ William Moyer
William Moyer

Senior Vice President and CFO